As filed with the Securities and Exchange Commission on November 8, 2002

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO

(Amendment No. 1)

Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
of the Securities Exchange Act of 1934

CALIPER TECHNOLOGIES CORP.

(Name of Subject Company — Issuer and Filing Person — Offeror)

OPTIONS TO PURCHASE COMMON STOCK,

par value $0.001 per share
(Title of Class of Securities)

130876-10-5
(CUSIP Number of Class of Securities)

Michael R. Knapp
Chief Executive Officer

CALIPER TECHNOLOGIES CORP.
605 Fairchild Drive
Mountain View, California 94043
Telephone: (650) 623-0700
(Name, address and telephone number of person authorized to receive notices and communications on behalf of Filing Person)

Copies to:
Robert L. Jones, Esq.
Brett D. White, Esq.
COOLEY GODWARD LLP
3175 Hanover Street
Palo Alto, California 94304-1130
Telephone: (650) 843-5000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**

$7,734,753	$711.60

*     Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 5,263,037 shares of Common Stock of Caliper Technologies Corp. having an aggregate value of $7,734,753 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model as of October 14, 2002.

**    $92 per $1,000,000 of the aggregate offering amount (or .000092 of the aggregate transaction valuation), pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended by Fee Advisory #5, effective October 11, 2002. The filing fee was previously paid with the Schedule TO filing made with the Securities and Exchange Commission on October 16, 2002.

☐         Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:	Not applicable.	Filing Party:	Not applicable.

Form or Registration No.:	Not applicable.	Date Filed:	Not applicable.

☐          Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐         Third-party tender offer subject to Rule 14d-1.

☒         Issuer tender offer subject to Rule 13e-4.

☐         Going-private transaction subject to Rule 13e-3.

☐         Amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: ☐

ITEM 12. EXHIBITS.
SIGNATURE
INDEX OF EXHIBITS
EXHIBIT 99.(A)(1)(L)

CUSIP NO. 130876-10-5

SCHEDULE TO

INTRODUCTORY STATEMENT

     This Amendment No. 1 to Schedule TO amends and supplements the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on October 16, 2002, in connection with Caliper Technologies Corp.’s (“Caliper”) offer to exchange certain options to purchase shares of Caliper’s Common Stock outstanding under Caliper’s 1999 Equity Incentive Plan, as amended, other than options granted on August 20, 2001, with exercise prices per share of $100 or less, for replacement options to purchase shares of Caliper’s Common Stock, upon the terms and subject to the conditions set forth in the Offer to Exchange.

ITEM 12. EXHIBITS.

Exhibit
Number	Description

99.(a)(1)(A)*	Offer to Exchange, dated October 16, 2002.
99.(a)(1)(B)*	Form of Electronic Letter of Transmittal.
99.(a)(1)(C)*	Form of Summary of Terms.
99.(a)(1)(D)*	Form of Election Form.
99.(a)(1)(E)*	Form of Notice of Change in Election from Accept to Reject.
99.(a)(1)(F)*	Form of Notice of Change in Election from Reject to Accept.
99.(a)(1)(G)*	Powerpoint slide presentation to holders of Eligible Options.
99.(a)(1)(H)*	Form of Electronic Communication—Reminder to Employees of Cancellation Date.
99.(a)(1)(I)*	Form of Confirmation of Participation in the Offer to Exchange.
99.(a)(1)(J)	Caliper Technologies Corp.’s Annual Report on Form 10-K for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 29, 2002, and as amended by Amendment No. 1 to Annual Report on Form 10-K/A, filed on April 29, 2002, both of which are incorporated herein by reference.
99.(a)(1)(K)	Caliper Technologies Corp.’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002, and incorporated herein by reference.
99.(a)(1)(L)	Form of Electronic Communication—Notice to Employees of Amendments to the Offer to Exchange (including Exhibit 1).
99.(b)	Not applicable.
99.(d)(1)	Caliper Technologies Corp.’s 1999 Equity Incentive Plan, as amended, and incorporated herein by reference to the indicated exhibit in Caliper Technologies Corp.’s Registration Statement on Form S-8/A (No. 333- 95007), filed on January 20, 2002.
99.(d)(2)	Rights Agreement between Caliper Technologies Corp. and Wells Fargo Bank Minnesota, N.A. (incorporated herein by reference to Exhibit 99.2 of Caliper Technologies Corp.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 19, 2001).
99.(g)	Not applicable.

*     Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on October 16, 2002.

CUSIP NO. 130876-10-5

SCHEDULE TO

SIGNATURE

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    November 8, 2002

CALIPER TECHNOLOGIES CORP

By:	/s/ Michael R. Knapp

Michael R. Knapp Chief Executive Officer

CUSIP NO. 130876-10-5

SCHEDULE TO

INDEX OF EXHIBITS

Exhibit
Number	Description

99.(a)(1)(A)*	Offer to Exchange, dated October 16, 2002.
99.(a)(1)(B)*	Form of Electronic Letter of Transmittal.
99.(a)(1)(C)*	Form of Summary of Terms.
99.(a)(1)(D)*	Form of Election Form.
99.(a)(1)(E)*	Form of Notice of Change in Election from Accept to Reject.
99.(a)(1)(F)*	Form of Notice of Change in Election from Reject to Accept.
99.(a)(1)(G)*	Powerpoint slide presentation to holders of Eligible Options.
99.(a)(1)(H)*	Form of Electronic Communication—Reminder to Employees of Cancellation Date.
99.(a)(1)(I)*	Form of Confirmation of Participation in the Offer to Exchange.
99.(a)(1)(J)	Caliper Technologies Corp. Annual Report on Form 10-K for its fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 29, 2002, and as amended by Amendment No. 1 to Annual Report on Form 10-K/A, filed on April 29, 2002, both of which are incorporated herein by reference.
99.(a)(1)(K)	Caliper Technologies Corp.’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 2002, filed with the Securities and Exchange Commission on August 14, 2002, and incorporated herein by reference.
99.(a)(1)(L)	Form of Electronic Communication—Notice to Employees of Amendments to the Offer to Exchange (including Exhibit 1).
99.(b)	Not applicable.
99.(d)(1)(A)	Caliper Technologies Corp.’s 1999 Equity Incentive Plan, as amended, and incorporated herein by reference to the indicated exhibit in Caliper Technologies Corp.’s Registration Statement on Form S-8/A (No. 333- 95007), filed on January 20, 2002.
99.(d)(1)(B)	Rights Agreement between Caliper Technologies Corp. and Wells Fargo Bank Minnesota, N.A. (incorporated herein by reference to Exhibit 99.2 of Caliper Technologies Corp.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 19, 2001).
99.(g)	Not applicable.

*     Previously filed as an exhibit to the Schedule TO filed with the Securities and Exchange Commission on October 16, 2002.